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                                 EXHIBIT 16.2



January 24, 1997


Mr. J. David O'Halloran
President and Chief Executive Officer
MVE Holdings, Inc.
Two Appletree Square, Suite 100
8011 34th Avenue South
Bloomington, MN 55425-1636


Dear Mr. O'Halloran:

This is to confirm that the client-auditor relationship between MVE Holdings, Inc. and MVE, Inc. and Arthur Andersen LLP has ceased.

Very truly yours,



/s/ Arthur Andersen LLP


Copy to:
Mr. Michael Sutton, Chief Accountant
Securities and Exchange Commission